UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 11, 2006
(Date of earliest event reported)

_________________________

TRANSACTION SYSTEMS ARCHITECTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation	(Commission File Number)	(I.R.S. Employer Identification No.)

224 South 108th Avenue,
Omaha, Nebraska 68154
(Address of principal executive offices, including zip code)

(402) 334-5101
(Registrant’s telephone number, including area code)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 11, 2006, Transaction Systems Architects, Inc. (the "Company”) entered into a Share Purchase Agreement (the “Agreement”) with PREIPO Bating- und Beteiligungsgesellschaft mbH, a limited liability company organized and existing under the laws of the Federal Republic of Germany (“Preipo”); RP Vermögensverwaltung GmbH, a limited liability company organized and existing under the laws of the Federal Republic of Germany (“RP”, and together with Preipo, the “Main Sellers”); Mr. Christian Jaron, an individual; Mr. Johann Praschinger, an individual; and eps Electronic Payment Systems AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“eps”).

Under the terms of the Agreement, the Company will purchase all of the outstanding shares of common stock of eps (“eps Shares”) held by the Main Sellers and all other holders of eps Shares for an aggregate purchase price of 28.2 million euros, 17.4 million euros of which will be payable in cash, with the balance payable through the issuance of 330,827 shares of the Company’s common stock (“TSA Stock”). The number of shares of TSA Stock to be issued was determined using the average closing price of the TSA Stock over the four trading days ending May 11, 2006.

The Agreement provides that an initial closing (the “Initial Closing”) will take place on May 31, 2006, pursuant to which up to 84% of the eps Shares will be purchased. The Main Sellers have agreed to sell approximately 51% of the eps Shares and to cause shareholders holding, in the aggregate, an additional 33% of the eps Shares to sell their shares at the Initial Closing. It is a condition precedent to the Company’s obligation to consummate the Initial Closing transactions that shareholders representing 84% of the eps Shares have agreed to sell their shares pursuant to the terms of the Agreement.

The Agreement contemplates a subsequent closing (“Subsequent Closing”) on October 31, 2006 pursuant to which the remaining 16% of the eps Shares will be purchased by the Company.

The TSA Stock to be issued in connection with the transaction will be issued to Mr. Jaron and Mr. Praschinger and up to four additional shareholders of eps pursuant to the terms of a restricted stock agreement contemplated under the Agreement. The TSA Stock will have resale restrictions that prohibit the resale of the TSA stock for five years; provided, however, that these resale restrictions expire with respect to 20% of the shares of TSA Stock each year commencing with the first anniversary of the Initial Closing.

Under the Agreement and the restricted stock agreements between the Company and each of the Main Sellers, the Main Sellers have agreed that the TSA Stock issued to the Main Sellers for which the resale restrictions have not expired shall serve as security for any indemnification obligations of the Main Sellers under the Agreement. The parties have also established a cash escrow arrangement pursuant to which 750,000 euros of the purchase price to be issued to Mr. Jaron will be held as security for certain contingent payments that may arise under an eps customer agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibit 2.1 - Share Purchase Agreement dated as of May 11, 2006 by and between Transaction Systems Architects, Inc.; PREIPO Bating- und Beteiligungsgesellschaft mbH; RP Vermögensverwaltung GmbH; Mr. Christian Jaron; Mr. Johann Praschinger; and eps Electronic Payment Systems AG (excluding all Exhibits other than Exhibit A (Defined Terms) which is submitted herewith). *

Exhibit 99.1 - Press Release dated May 11, 2006.
___________________________
* The Share Purchase Agreement submitted herewith contains a list briefly identifying the contents of all omitted Exhibits. The Company undertakes to furnish supplementally a copy of any omitted Exhibits to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TRANSACTION SYSTEMS ARCHITECTS, INC.
Date: May 16, 2006	By:	/s/ Dennis P. Byrnes
Dennis P. Byrnes Senior Vice President

EXHIBIT INDEX

Exhibit Number		Description
2.1	*
Share Purchase Agreement dated as of May 11, 2006 by and between Transaction Systems Architects, Inc.; PREIPO Bating- und Beteiligungsgesellschaft mbH; RP Vermögensverwaltung GmbH; Mr. Christian Jaron; Mr. Johann Praschinger; and eps Electronic Payment Systems AG (excluding all Exhibits other than Exhibit A (Defined Terms) which is submitted herewith).

99.1		Press Release dated May 11, 2006.
___________________________
* The Share Purchase Agreement submitted herewith contains a list briefly identifying the contents of all omitted Exhibits. The Company undertakes to furnish supplementally a copy of any omitted Exhibits to the Securities and Exchange Commission upon request.